SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2005

Enterasys Networks, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10228	04-2797263
(State of Other Jurisdiction	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

50 Minuteman Road
Andover, MA 01810

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (978) 684-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EX-10.1 2005 Enterasys Performance Incentive Plan

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2005, the Board of Directors of Enterasys Networks, Inc. (the “Company”) adopted the Enterasys Performance Incentive Plan (“EPIP”) effective for fiscal 2005. The following summary is qualified by reference to the text of the EPIP, a copy of which is filed as an exhibit to this report.

The EPIP is a cash incentive bonus plan for the Company’s full-time executives, managers and key employees. The EPIP has two elements: (i) overall funding on an aggregate basis and (ii) individual incentive awards. Participants are eligible to receive cash incentive awards ranging from 10% to 200% of base salary, depending on the participant’s position and role.

EPIP funding is primarily based on achievement of corporate financial performance objectives established by the Board of Directors. These objectives are based on quarterly and year-to-date metrics for revenue, operating profitability and free cash flow. This EPIP funding will accrue based on quarterly achievement of these financial objectives. In addition, the EPIP will be funded, and awards allocated, in an additional amount equal to 20% of the individual EPIP target amounts in the event that certain qualifying corporate combinations occur at any time during the fiscal year.

Subject to the Company meeting funding criteria for the Plan, individual EPIP awards will be based on achievement of corporate financial or transactional objectives in the case of the Executive Chairman, Chief Executive Officer and President, and a combination of corporate financial or transactional objectives and discretionary individual and/or departmental performance criteria for other participants. Individual incentive awards will be pro rated for a partial year of service.

Awards, if any, based on corporate financial performance or discretionary individual and/or departmental performance criteria will be paid during the first quarter of 2006, provided the participant continues to be employed on the date of payment.

The EPIP may be amended or terminated by the Board, provided that provisions relating to, and awards based on, the occurrence of a qualifying corporate combination may not be amended or revoked from and after the occurrence of such a transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

10.1 2005 Enterasys Performance Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERASYS NETWORKS, INC.

Date: February 9, 2004	By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Chief Legal Officer

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